FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT



                  THIS FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT (this "Amendment") is made as of October 1, 2002, by and between CENTRE SQUARE TWO, a Pennsylvania general partnership (hereinafter sometimes referred to as "Ground Lessor"), and CENTRE SQUARE, a Pennsylvania general partnership (hereinafter sometimes referred to as "Ground Lessee"; Ground Lessor and Ground Lessee being hereinafter collectively sometimes referred to "Seller"), and HRPT PROPERTIES TRUST, Maryland Real Estate Investment Trust ("Purchaser").



                              W I T N E S S E T H:



                  A. Seller and Purchaser executed that certain Purchase and Sale Agreement dated as of September 30, 2002 (the "Agreement").


                  B. Purchaser's Title Inspection Period and Inspection Period, as such terms are defined in the Agreement, expired at 5:00 p.m. EDT on October 1, 2002.


                  C. Based upon Purchaser's due diligence within said Title Inspection Period and Inspection Period, Purchaser has identified certain items, as further set forth in the attached Exhibit A (the "Due Diligence Issues") that have resulted in Purchaser's request of a reduction in the Purchase Price.


                  D. Seller is willing to amend the Closing date in accordance with the terms and conditions set forth herein.


                  E. All terms not otherwise defined herein shall have the meaning set forth in the Agreement.



         NOW, THEREFORE, in consideration of Ten dollars ($10.00) and other good and valuable consideration, receipt of which is hereby acknowledged, Purchaser and Seller hereby agree as follows:
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                  1.  Purchaser  agrees that it will  deposit  the Deposit  with
Escrow Agent in accordance with the terms and conditions contained in the Agreement.


                  2. Seller agrees that it will discuss with Purchaser and evaluate Purchaser's request for a reduction in the Purchase Price as a result of the Due Diligence Issues.


                  3. Purchaser and Seller agree that the Closing date will be extended one (1) week from October 3, 2002 to October 10, 2002 (the "Revised Closing Date").


                  4. If Purchaser and Seller are unable to agree on a Purchase Price or to otherwise reach an agreement with respect to the Due Diligence Issues, Purchaser shall have the option to terminate the Agreement upon written notice to Seller, which notice shall be delivered to the parties set forth in paragraph 10.4 of the Agreement by personal delivery, or by legible facsimile transmission, no later than 5:00 pm EDT on October 9, 2002, whereupon the Agreement shall terminate, the Deposit shall be returned to the Purchaser, and neither party shall have any further rights or obligations hereunder (except for any indemnity obligations of either party pursuant to the other provisions of the Agreement). In the event Purchaser does not send such notice of termination to Seller by said date and time, or the parties do not otherwise reach agreement in writing to a reduction in the Purchase Price on account of the Due Diligence Issues, the Agreement shall remain in full force and effect and Purchaser and Seller shall proceed with the Closing on the Revised Closing Date with no reduction in the Purchase Price.


                  5. Except as specifically amendment by this Amendment, the Agreement shall remain in full force and effect.


                  6. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but such counterparts shall together constitute one and the same agreement. Any such counterpart may be delivered by facsimile





                            (Signatures Pages Follow)

                  IN WITNESS WHEREOF, the parties have hereto duly executed this Amendment as of the date above written.

SELLER:

CENTRE SQUARE TWO, a Pennsylvania general partnership, by its authorized general partner, Centre Square Three, by its authorized general partner, Centre Square Five, by its authorized general partner, Metropolitan Life Insurance Company


By: /s/ Amy S. Hersh
        Amy S. Hersh, Director

CENTRE SQUARE, a Pennsylvania general partnership, by its authorized general partner, Metropolitan Life Insurance
Company


By: /s/ Amy S. Hersh
        Amy S. Hersh, Director


PURCHASER:

HRPT PROPERTIES TRUST,
a Maryland real estate investment trust


By:   /s/ John Mannix

Name: John Mannix

Title: President